UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________________________
LEIDOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_______________________________________________

DELAWARE	20-3562868

(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190

(Address of Principal Executive Offices)	(Zip Code)
________________________________________________
Leidos Holdings, Inc. 2017 Omnibus Incentive Plan
(Full title of the plan)
_________________________________________________
Vincent A. Maffeo
Executive Vice President and General Counsel
11951 Freedom Drive, Reston, Virginia
571-526-6300
 (Name, address, including zip code, and telephone number, including area code, of agent of service)
_________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.0001 per share (2) (4) (5)	9,536,941	$54.68	$521,479,933.88	$60,439.52

(1)
This Registration Statement also covers, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) any additional shares of common stock which become issuable under the Leidos Holdings, Inc. 2017 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction in accordance with the adjustment provisions of the Plan.

(3)
The registration fee for the common stock has been determined, in accordance with Rule 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on May 24, 2017.

EXPLANATORY NOTE
This Registration Statement is filed by Leidos Holdings, Inc. (the “Registrant”) to register shares of common stock of the Registrant (the “Stock”) for issuance pursuant to the exercise of options or vesting of awards that may be granted under the Leidos Holdings, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”). As of May 12, 2017, the date the Company’s stockholders approved the 2017 Plan, no further grants may be made under the Leidos Holdings, Inc. 2006 Equity Incentive Plan, as amended and restated (the “2006 Plan”).  Any shares that were available for issuance under the 2006 Plan and that were not subject to outstanding awards under the 2006 Plan became available for issuance under the 2017 Plan.  Accordingly, a total 9,536,941 shares became available for delivery under the 2017 Plan, including (i) 7,500,000 newly authorized shares and (ii) 2,036,941 shares previously registered on Form S-8 pursuant to Registration Statement No. 333-138095 that were available for issuance under the 2006 Plan.  In addition, in accordance with the 2017 Plan, shares that are subject to outstanding awards under the 2006 Plan that subsequently (a) expire, terminate, surrender or forfeit for any reason without issuance of shares or (b) are withheld to cover the exercise price of an option or any tax withholding obligation again become available for issuance under the 2017 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Leidos Holdings, Inc. 2017 Omnibus Incentive Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 30, 2016, filed with the Commission on February 24, 2017;

(b)	Current Reports on Form 8-K filed with the Commission on January 20 and February 21, 2017;

(c)	Quarterly Report on Form 10-Q filed with the Commission on May 5, 2017; and

(d)	The description of common stock contained in the Company’s Registration Statement on Form S-4, filed on April 18, 2016, as amended (Registration No. 333-210796).
All documents filed by us with the Commission (other than, in each case, documents deemed to have been furnished and not filed in accordance with Commission rules) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
The opinion of counsel as to the legality of the securities that may be issued under the Leidos Holdings, Inc. 2017 Omnibus Incentive Plan is given by Vincent A. Maffeo, Executive Vice President and General Counsel of the registrant.
Item 6. Indemnification of Directors and Officers.
Leidos is incorporated in Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, which pertains to unlawful dividends, stock purchases, redemptions and similar transactions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. Although Leidos’ Certificate of Incorporation includes a provision limiting the personal liability of its directors to the fullest extent permitted by law, the limitations described above do not affect the ability of Leidos or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.
Leidos’ Certificate of Incorporation requires indemnification of directors and officers to the fullest extent authorized by the Delaware General Corporation Law, provided, however, that, except for proceedings to enforce rights to indemnification, Leidos is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors of Leidos.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of Leidos Holdings, Inc. incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the SEC on October 1, 2013.

4.2	Amended and Restated By-laws of Leidos Holdings, Inc. incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on April 13, 2016.

4.3	Leidos Holdings, Inc. 2017 Omnibus Incentive Plan*

5.1	Opinion of Vincent A. Maffeo, Esq.*

23.1	Consent of Vincent A. Maffeo, Esq. (included in Exhibit 5.1 hereto)*

23.2	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included on the signature page to this Registration Statement)*

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, State of Virginia, on June 1, 2017.

LEIDOS HOLDINGS, INC.

By:	/s/ James C. Reagan
	Name: Title:	James C. Reagan Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints James C. Reagan and Raymond L. Veldman, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2017.

Name	Title

/s/ Roger A. Krone Name: Roger A. Krone	Director and Chief Executive Officer (Principal Executive Officer)

/s/ James C. Reagan Name: James C. Reagan	Chief Financial Officer (Principal Financial Officer)

/s/ Ranjit S. Chadha Name: Ranjit S. Chadha	Controller (Principal Accounting Officer)

/s/ Gregory R. Dahlberg Name: Gregory R. Dahlberg	Director

/s/ David G. Fubini Name: David G. Fubini	Director

/s/ Miriam E. John Name: Miriam E. John	Director

/s/ John P. Jumper Name: John P. Jumper	Director

/s/ Harry M.J. Kraemer, Jr. Name: Harry M.J. Kraemer, Jr.	Director

/s/ Gary S. May Name: Gary S. May	Director

/s/ Surya N. Mohapatra Name: Surya N. Mohapatra	Director

/s/ Lawrence C. Nussdorf Name: Lawrence C. Nussdorf	Director

/s/ Robert S. Shapard Name: Robert S. Shapard	Director

/s/ Susan M. Stalnecker Name: Susan M. Stalnecker	Director

/s/ Noel B. Williams Name: Noel B. Williams	Director
Name	Title